Wachovia Corporation 201 South College Street Charlotte, NC 28288-5578	WACHOVIA

WACHOVIA AUTO OWNER TRUST 2004-A
Annual Statement as to Compliance

Pooled Auto Securities Shelf LLC
Attention: General Counsel
301 South College Street, Suite E
Charlotte, North Carolina 28288-5578

Wachovia Auto Owner Trust 2004-A
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001

Standard & Poor's Ratings Services
Attention: Asset Backed Surveillance Department
55 Water Street
New York, New York 10041

U.S. Bank, National Association 60 Livingston Avenue, EP-MN-WS3D St. Paul, MN 55107-2292 Moody's Investors Service, Inc ABS Monitoring Department 99 Church Street New York, New York 10007

Pursuant to Section 3.11(a) of the Servicing Agreement dated as of June 1, 2004, among Wachovia Bank, National Association, as Seller and Servicer, Wachovia Auto Owner Trust 2004-A, as Issuer, and U.S. Bank, as Indenture Trustee, the undersigned officer hereby certifies that (i) a review of the activities of the Servicer from June 1, 2004 through December 31, 2004, and of its performance under this Agreement has been made under such officer's supervision and (ii) to such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such period.

Dated: March 31, 2005	WACHOVIA BANK, NATIONAL ASSOCIATION, As Servicer, /s/ April Hughey April Hughey Vice President